AGREEMENT made this 1st day of March, 2001, by and between The Advisors' Inner Circle Fund, a Massachusetts business trust (the "Trust"), and LSV Asset Management (the "Adviser")(together, the "Parties").

The Adviser hereby agrees to waive its fee and/or reimburse expenses to the extent necessary to limit the total operating expenses at the following levels for a period of one year from the date of this Agreement for the following fund:

Fund                                                   Total Operating Expenses
----                                                   ------------------------
LSV Value Equity Portfolio                                       0.90%

The Trust acknowledges that the Adviser may engage in brokerage transactions using Fund assets with brokers who agree to pay a portion of the Fund's expenses, and that the Adviser's guarantee of Fund expense ratios takes into account these expense-limiting arrangements.

This Agreement shall be renewable at the end of each one year period for an additional one year period upon the written agreement of the Parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

THE ADVISORS' INNER CIRCLE FUND             LSV ASSET MANAGEMENT

By:  /s/ James R. Fogoo                     By:  /s/ Tremaine K. Atkinson
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Name: James R. Fogoo                        Name: Tremaine K. Atkinson
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Title: President                            Title: Chief Operating Officer
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